Exhibit h.38
                        Form of Custodian Monitoring Agreement
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                                     FORM OF
                                     -------

                         CUSTODIAN MONITORING AGREEMENT
                         ------------------------------


       THIS AGREEMENT made as of the __ day __________2000 by and among AETNA SERIES FUND, INC. (the "Fund"), MBIA INSURANCE CORPORATION ("MBIA") and RUSSELL/MELLON ANALYTICAL SERVICES, LLC ("Russell/Mellon").

              WHEREAS, the Fund intends to establish a separate series of the Fund, Aetna Index Plus Protection Fund II (the "Series"), with an obligation by the Fund, on behalf of the Series, that on a date certain (the "Guarantee Maturity Date"), each shareholder of the Series will be entitled to redeem each of his or her shares for an amount no less than the Guarantee per Share, the calculation of which is described in the Fund's Registration Statement ("Repayment Obligation"); and

              WHEREAS, the Fund, on behalf of the Series, has entered into a Financial Guaranty Agreement with MBIA (the "Financial Guaranty Agreement") whereby MBIA will issue a policy to support the Repayment Obligation (the "Policy"); and

              WHEREAS, in connection therewith, the Fund intends to open custody accounts with Mellon Bank, N.A. (in its capacity as custodian, "Mellon") under the terms of the Custodian Agreement (the "Custodian Agreement") between the Fund and Mellon dated as of September 1, 1992, as amended, on behalf of the Series, to hold the Series' portfolio investments; and

              WHEREAS, under the terms of the Financial Guaranty Agreement, in consideration of MBIA's issuing the Policy, the Fund, on behalf of the Series, has agreed to a particular investment strategy and to provide an arrangement whereby trades executed on behalf of the Series through the Guarantee Maturity Date will be monitored for conformity with certain guidelines; and

              WHEREAS, the Fund and MBIA wish for Russell/Mellon to provide investment monitoring services in respect of the Series, and Russell/Mellon is willing to perform such services upon the following terms and conditions.

       NOW THEREFORE, in consideration of the premises and other good and valuable consideration the parties hereto agree to the following:

       1.     Construction.
              ------------

              Unless the context of this Agreement otherwise clearly requires, references to the plural include the singular, the singular the plural and the part the whole and "or" has the inclusive meaning sometimes represented by the phrase "and/or." The words "hereof," "herein," "hereunder" and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subsection, schedule, exhibit and attachment references are to this Agreement unless otherwise specified.

       2.     Monitoring Services.
              -------------------

              The Fund will open with Mellon one or more custody accounts, each designated "Series" (each such designated custody account hereinafter referred to as a "Series Account"). Each Series Account will contain the appropriate designation in its title and will be operated



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subject to the terms of the Custodian Agreement. Russell/Mellon will monitor the assets delivered to each Series Account for conformity with the guidelines set forth in Schedule A attached hereto entitled Conforming Assets Guidelines (the "Guidelines"). For purposes of this Agreement, Russell/Mellon will only be responsible for performing conforming assets tests on assets that are traded through the Series Accounts and shall not be responsible for monitoring the continuing compliance with the Guidelines of assets held in the Series Accounts. In order to carry out the conforming assets tests, Russell/Mellon will rely on the trade information that Mellon receives from the Fund on behalf of the Series and from broker confirmations tendered by brokers to Mellon through The Depository Trust Company's Institutional Delivery Confirmation System
("DTC ID"). Such trade information must be complete, properly formatted and provided to Mellon in a timely manner. Russell/Mellon shall perform the conforming asset tests with respect to each asset added to the Series Account promptly after receipt of the related trade information and in any event within one business day of such receipt by Mellon. If by applying the conforming assets tests to the Series Accounts an instance of noncompliance with the Guidelines is noted, Russell/Mellon will notify MBIA and the Fund promptly of such noncompliance in writing via facsimile transmission. Once Russell/Mellon has notified the Fund and MBIA as to the existence of noncompliance, Russell/Mellon shall have no further obligation or duty to the Fund, the Series or MBIA to monitor the trade, or to report its cure.

       3.     Delivery of Documents.
              ---------------------

              The Fund and MBIA will promptly furnish to Russell/Mellon such copies, properly certified or authenticated, of documents and other related information that Russell/Mellon may reasonably request or require to properly discharge its duties herein.

       4.     Fees and Expenses.
              -----------------

              (a) As compensation for the services rendered hereunder, the Fund, on behalf of the Series, shall pay to Mellon, as billing and collection agent for Russell/Mellon, the monthly fees determined as set forth in Schedule A to the Custodian Service Agreement of even date herewith among the Fund, MBIA and Mellon. Such fees are to be billed monthly and shall be due and payable upon receipt of the Mellon invoice. Upon any termination of the provision of services under this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of such termination.

              (b) The Fund, on behalf of the Series, may request additional services, additional processing, or special reports, with such specifications and requirements documentation as may be reasonably required by the Fund or by Russell/Mellon. If Russell/Mellon elects to provide such services, it shall be entitled to additional fees and expenses at its customary rates and charges.

              (c) All fees, out-of-pocket expenses, or additional charges of Russell/Mellon shall be billed on a monthly basis by Mellon, as billing and collection agent for Russell/Mellon, and shall be due and payable by the Fund, on behalf of the Series, upon receipt of the invoice.

       5.     Limitation of Liability and Indemnification.
              -------------------------------------------

              (a) In undertaking the performance of its obligations hereunder, Russell/Mellon shall not be liable for any loss, damage or expense suffered by the Fund, the Series or MBIA in connection with the matters to which this Agreement relates or the services provided hereunder except for general damages solely caused by or resulting from willful misfeasance, bad faith or negligence on the part of Russell/Mellon, its members, directors, officers, employees or agents, in the performance of its or their duties under this Agreement. "General damages" means only

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those damages as directly and necessarily result from such act or omission without reference to any special conditions or circumstances of the Fund, the Series or MBIA. In no event shall Russell/Mellon be liable for any indirect, special or consequential losses or damages of any kind whatsoever (including but not limited to lost profits), even if Russell/Mellon has been advised of the likelihood of such losses or damages and regardless of the form of action through which any such losses or damages may be claimed.

              (b) Russell/Mellon shall not be responsible for, and the Fund shall indemnify and hold Russell/Mellon, its members, directors, officers, employees and agents (collectively "Russell/Mellon Indemnified Parties") harmless from and against any and all losses, damages, costs, reasonable attorneys' fees and expenses, incurred by Russell/Mellon Indemnified Parties, in the performance of its/their duties hereunder, including but not limited to those arising out of or attributable to:

                  (i) any and all actions of Russell/Mellon Indemnified Parties required to be taken pursuant to this Agreement;

                  (ii) the reliance on or use by Russell/Mellon Indemnified Parties of information, records, or documents which are received by Russell/Mellon Indemnified Parties and furnished to it or them by or on behalf of the Fund, the Series or MBIA in accordance with this Agreement, and which have been prepared or maintained by the Fund, the Series or MBIA or any third party on behalf of either the Fund, the Series or MBIA;

                  (iii) The Fund's or MBIA's refusal or failure to comply with the terms of this Agreement or any agreement between the Series, the Fund and MBIA relating to the matters herein, or the Fund's, the Series' or MBIA's lack of good faith, or its actions, or lack thereof, involving negligence or willful misfeasance;

                  (iv) any delays, inaccuracies, errors in or omissions from information or data provided to Russell/Mellon Indemnified Parties by MBIA, the Series or the Fund or provided to Russell/Mellon Indemnified Parties by data or corporate action services or vendors;

                  (v) the offer or sale of shares by the Fund, the Series or MBIA in violation of any requirement under the Federal securities laws or regulations or the securities laws or regulations of any state, or in violation of any stop order or other determination or ruling by any Federal agency or any state agency with respect to the offer or sale of such shares in such state (1) resulting from activities, actions, or omissions by the Fund, the Series or MBIA, or (2) existing or arising out of activities, actions or omissions by or on behalf of the Fund, the Series or MBIA prior to the effective date of this Agreement; or

                  (vi) all actions, omissions, or errors caused by third parties to whom Russell/Mellon, any Russell/Mellon Indemnified Parties, the Fund, the Series or MBIA has assigned any rights and/or delegated any duties under this Agreement at the request of or as required by the Fund, the Series or MBIA;

provided that, in no event shall any Russell/Mellon Indemnified Party be indemnified for its negligence, bad faith or willful misfeasance in carrying out its duties hereunder.

              (c) Any liability of the Fund under this Agreement with respect to the Series, or in connection with the transactions contemplated herein with respect to the Series, shall be

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discharged only out of the assets of the Series, and no other series of the Fund shall be liable with respect thereto.



       6.     Term.
              ----

              This Agreement shall become effective immediately and shall terminate on the earlier of the termination date under the Custodian Agreement or June 21, 2006, unless earlier terminated by any party hereto on 90 days' prior written notice to the other parties.

       7.     Representations.
              ---------------

              (a) The Fund, on behalf of the Series, represents and warrants that the Fund has directed the Series' investment adviser to comply with the Guidelines and purchase for such accounts only assets conforming to the Guidelines.

              (b) Each of the parties hereto represents and warrants that: (i) it has the legal right, power and authority to execute, deliver and perform this Agreement and to carry out all of the transactions contemplated hereby; (ii) it has obtained all necessary authorizations; (iii) the execution, delivery and performance of this Agreement and the carrying out of any of the transactions contemplated hereby will not be in conflict with, result in a breach of or constitute a default under any agreement or other instrument to which it is a party or which is otherwise known to it; (iv) it does not require the consent or approval of any governmental agency or instrumentality, except any such consents and approvals which it has obtained; and (v) the execution and delivery of this Agreement by it will not violate any law, regulation, charter, by-law, order of any court or governmental agency or judgment applicable to it.

       8.     Notices.
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              Any notice required or permitted hereunder shall be in writing and shall be deemed effective on the date of personal delivery (by private messenger, courier service or otherwise) or upon confirmed receipt of telex or facsimile or other electronic system acceptable to Russell/Mellon, whichever occurs first, or upon receipt if by mail to the parties at the following address (or such other address as a party may specify by notice to the others):

                           If to the Fund or the Series:

                                    Aetna Series Fund, Inc./Series
                                    10 State House Square, SH11
                                    Hartford, CT 06103-3602

                                    Attention: Counsel
                                    Phone: (860) 275-3252
                                    Fax: (860) 275-2158

                                    with copies to:

                                    Attention: Stephanie A. DeSisto
                                    Phone: (860) 275-3413
                                    Fax: (860) 275-2084

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                                    Attention: Michael J. Sheridan
                                    Phone: (860) 275-3896
                                    Fax: (860) 616-4565


                           If to MBIA:

                                    MBIA Insurance Corporation
                                    113 King Street
                                    Armonk, New York  10504

                                    Attention: Mr. Kevin Loescher
                                    Phone: (914) 765-3933
                                    Fax: (914) 765-3161


                           If to Russell/Mellon:

                                    Russell/Mellon Analytical Services
                                    135 Santilli Highway
                                    Everett, Massachusetts  02149

                                    Attention: Chief Executive Officer
                                    Phone: (617) 382-9935
                                    Fax: (617) 382-9153


       9.     Waiver.
              ------

              The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

       10.    Amendments.
              ----------

              This Agreement may be modified or amended from time to time by mutual written agreement of the parties hereto. No provision of this Agreement may be changed, discharged, or terminated orally, but only by an instrument in writing signed by the parties.

       11.    Severability.
              ------------

              If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

       12.    Governing Law.
              -------------

              This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to laws as to conflicts of laws, and shall be binding on all the parties hereto and their respective successors and assigns. The headings of the sections hereof are included for convenience of reference only and do not form a part of this Agreement.

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       13.    Benefit of the Parties.
              ----------------------

              This Agreement is for the exclusive benefit of the parties hereto and shall not be relied upon by or create any beneficial interest in any person not a party hereto including any shareholders of the Fund.

       14.    Counterparts.
              ------------

              This Agreement may be executed by the parties in a number of counterparts each of which shall be an original and together shall constitute one and the same agreement.


       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.


                                AETNA SERIES FUND, INC.


                                By:_____________________________________________

                                Name:___________________________________________

                                Title:__________________________________________



                                MBIA INSURANCE CORPORATION


                                By:_____________________________________________

                                Name:___________________________________________

                                Title:__________________________________________



                                RUSSELL/MELLON ANALYTICAL
                                SERVICES, LLC


                                By:_____________________________________________

                                Name:___________________________________________

                                Title:__________________________________________

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                                   SCHEDULE A

                          CONFORMING ASSETS GUIDELINES
                          ----------------------------

Equity Asset Test
-----------------

o Equity securities of any company included in the S&P 500 Index, other than Aetna Inc., as published by FactSet Data Systems, Inc. or by S&P
o Forward contracts on the S&P 500 Index, as traded on the Chicago Mercantile Exchange

Fixed Income Assets Test
------------------------

o U.S. Treasury or Agency Zeroes maturing on, or within 90 days preceding, the Guarantee Maturity Date
o Non-callable corporate debt securities, other than Aetna Inc., maturing within 3 years (preceding or following) of the Guarantee Maturity Date and having a rating of at least AA- by S&P or Aa3 by Moody's
o if both Moody's and S&P have issued a rating thereon, such rating shall be no less than Aa3/AA-
o   U. S. Treasury Futures

Cash and Cash Equivalents Test
------------------------------

o   Cash and
o the following short-term securities with remaining maturities of 180 days or less:
    o (1) direct obligations of, and obligations fully guaranteed as to full and timely payment by the full faith and credit of, the United States of America, excluding U.S. Treasury and Agency Zeroes
    o (2) demand deposits, time deposits or certificates of deposit of any depository institution or trust company incorporated under the laws of the United States of America or any state thereof; provided that at the time of investment therein the commercial paper or other short-term unsecured debt obligations thereof shall be rated at least A-1 by S&P or P-1 by Moody's
    o (3) bankers acceptances issued by any depository institution or trust company referred to in clause (2) above and
    o (4) commercial paper having at the time of the investment therein a rating of at least A-1 by S&P or P-1 by Moody's